Exhibit 10.1
AGCO CORPORATION
2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNITS AGREEMENT
You (the “Participant”) have been awarded Restricted Stock Units (“RSUs”) on [__________ __, 20__] (the “Grant Date”) under the AGCO Corporation 2006 Long-Term Incentive Plan, as amended from time to time (the “Plan”) by AGCO Corporation (the “Company”).
THIS AGREEMENT, is entered into by and between the Participant and the Company to memorialize the terms and conditions of the award.
NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:
1.Terms of Award and Definitions. The following terms used in this Agreement shall have the meanings set forth in this Section 1:
(a)Change in Control. “Change in Control” shall have the meaning ascribed to such term in the Plan, provided that no event shall be a Change in Control under this Agreement unless such event is also a “change in control event” within the meaning of Section 409A of the Code,
(b)Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is neither employed by the Company or any Subsidiary, a director of the Company or any Subsidiary, an independent contractor performing services for the Company or any Subsidiary nor providing services as a consultant to the Company or any Subsidiary; provided that a termination shall not be considered to have occurred while the Participant is on an approved leave of absence from the Company or a Subsidiary. If, as a result of a sale or other transaction, a Participant who is an employee ceases to be an employee of the Company or any Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company or any Subsidiary excluding, for the avoidance of doubt, the surviving company in a merger of the Company or a Subsidiary), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer,
(c)Designated Beneficiary. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require,
(d)Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” if the Participant is eligible for disability payments under the Company’s long- term disability plan,
(e)Good Cause. With respect to any dismissal of the Participant from the Participant’s employment with the Company or any Subsidiary, shall mean (i) if the Participant is a party to an employment agreement with the Company or any Subsidiary that defines “cause,” “good cause” or a similar term, “Good Cause” shall mean such term as so defined, and (ii) otherwise (A) the conviction of the Participant of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by the Participant to, any felony; (B) fraud, misappropriation or embezzlement by the

Participant; (C) the Participant’s willful failure or gross negligence in the performance of the Participant’s assigned duties for the Company or any Subsidiary; (D) the Participant’s failure to follow reasonable and lawful directives of the Participant’s supervisor or the Participant’s breach of the Participant’s fiduciary duty to the Company or any Subsidiary; (E) any act or omission of the Participant that has a demonstrated and material adverse impact on the Company’s or any Subsidiary’s business or reputation for honesty and fair dealing, other than an act or failure to act by the Participant in good faith and without reason to believe that such act or failure to act would adversely impact on the Company’s or any Subsidiary’s business or reputation for honesty and fair dealing; or (F) the breach by the Participant of any confidentiality, non-solicitation or non-competition agreement in favor of the Company or any Subsidiary (for the avoidance of doubt, nothing herein shall limit Participant’s ability to report violations of law to the Securities & Exchange Commission or other governmental authority or to respond to inquiries from a governmental authority),
(f)Good Reason. With respect to the Participant’s voluntary termination of employment with or service to the Company or any Subsidiary other than on death or Disability shall mean: (i) if the Participant is a party to an employment agreement with the Company or any Subsidiary that defines “good reason” or a similar term, “Good Reason” shall mean such term as so defined, and (ii) otherwise, such voluntary termination based on: (A) the assignment to the Participant of duties materially inconsistent with the Participant’s position and status with the Company or Subsidiary as they existed immediately prior to the Change in Control, or a substantial diminution in the Participant’s title, offices or authority, or in the nature of the Participant’s other responsibilities, as they existed immediately prior to the Change in Control, except in connection with the Participant’s termination of employment or service by the Company or any Subsidiary for Good Cause or on account of the Participant’s death or Disability or by the Participant other than for Good Reason; (B) a material reduction by the Company or a Subsidiary in the Participant’s base salary as in effect immediately prior to the Change in Control or as the Participant’s base salary may be increased from time to time thereafter, without the Participant’s written consent; (C) a material reduction by the Company or a Subsidiary in the target cash bonus opportunity of the Participant under any incentive compensation plan(s), as it (or they) may be modified from time to time, as in effect immediately prior to the Change in Control, or a failure by the Company or a Subsidiary to continue the Participant as a participant in such incentive compensation plan(s) on a basis that is not materially less than the Participant’s participation immediately prior to the Change in Control or to pay the Participant the amounts that Participant would be entitled to receive in accordance with such plan(s); or (D) the Company or a Subsidiary requiring the Participant to be based more than fifty (50) miles from the location where the Participant is based immediately prior to the Change in Control, except for travel on the Company’s or a Subsidiary’s business that is required or necessary to performance of the Participant’s job and substantially consistent with the Participant’s business travel obligations prior to the Change in Control.
Additionally, Participant must give the Company or Subsidiary that employs the Participant notice of any event or condition that would constitute “Good Reason” within thirty (30) days of the initial occurrence of the event or condition that would constitute “Good Reason,” and upon receipt of such notice the Company or Subsidiary shall have thirty (30) days to remedy such event or condition, and if such event or condition is not remedied within such thirty (30)-day period, any termination of employment or service by the Participant for “Good Reason” must occur within sixty (60) days after the period for remedying such condition or event has expired.

(g)Immediate Family. “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren and, for this purpose, shall also include the Participant,
(h)Retirement. “Retirement” of the Participant shall mean the occurrence of the Participant’s Date of Termination on or after the earliest of (a) the date the Participant attains age 65, (b) with respect to a Participant who is a Senior Vice President or above, the date the Participant attains age 55, has 10 or more years of continuous service with the Company, and has given the Company not less than six months advance written notice of the Participant’s intended retirement date, or (c) such earlier date as may be approved by the Committee in its sole discretion, and
(i)RSUs. The number of RSUs granted pursuant to this award are set forth in the Participant’s personal account on such record keeping system that the Company may utilize. Each RSU corresponds to one share of Stock and entitles the Participant to receive, at a specified future date or time, one share of Stock with respect to each RSU that becomes vested and payable under the terms and conditions of this Agreement.
Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.
2.Award. This Agreement specifies the terms of the RSUs granted to the Participant. As a holder of RSUs, the Participant has only the rights of a general unsecured creditor of the Company.
3.Vesting.
(a)Subject to the limitations of this Agreement, the RSUs shall vest according to the following schedule, with respect to the number of RSUs shown in the schedule on the vesting date (the “Vesting Date”) applicable to such number of RSUs (each an “Installment”):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
[___]%	[INSERT DATE]
[___]%	[INSERT DATE]
[___]%	[INSERT DATE]

(b)An Installment shall not vest on the otherwise applicable Vesting Date if the Participant’s Date of Termination occurs on or before such Vesting Date. Notwithstanding the foregoing provisions of this Section 3 and Article VII of the Plan to the contrary, the RSUs shall vest (to the extent not vested previously) as follows:
(i)If prior to a Change in Control the Participant’s Date of Termination occurs by reason of the Participant’s death, Disability, or Retirement, or termination by the Company without Good Cause, a pro rata number of RSUs will vest on the Date of Termination, subject to Section 3(b)(iv), calculated by (i) multiplying the number of RSUs scheduled to vest in the next Installment by a fraction, the (x) numerator of which is the number of days in the period starting on the most recent Vesting Date (or the Grant Date, if a Vesting Date has not yet occurred) and ending on the Date of Termination, and the (y) denominator of which is the number of days in the period starting on the most recent Vesting Date (or the Grant Date, if a Vesting Date has not yet occurred) and ending on the next Vesting Date.
(ii)Upon consummation of a Change in Control if no provision is made for the continuance, assumption or substitution of the RSUs by the Company or a successor employer or either of their parents or subsidiaries in connection with the Change in Control, all of the RSUs shall vest in full as of the Change in Control provided the Participant’s Date of Termination does not occur prior to the Change in Control.
(iii)If provision is made for the continuance, assumption or substitution of the RSUs by the Company or a successor employer or either of their parents or subsidiaries in connection with the Change in Control and:
a. on or following a Change in Control, Participant’s Date of Termination occurs by reason of the Participant’s death or Disability, then the RSUs shall become fully vested upon such Date of Termination,
b. on or following a Change in Control, Participant meets the criteria for “Retirement” (notwithstanding that the Participant continues to be employed by the Company or a Subsidiary), then the RSUs shall become fully vested upon meeting such criteria, or
c.on or within two (2) years following a Change in Control the Participant’s Date of Termination occurs by reason of termination by the Company without Good Cause or by the Participant for Good Reason, then the RSUs shall become fully vested upon such Date of Termination, subject to Section 3(b)(iv).
(iv)No RSUs shall vest pursuant to Section 3(b)(i) or 3(b)(iii) upon a termination of the Participant’s employment without Good Cause or pursuant to Section 3(b)(iii) upon the Participant’s resignation for Good Reason, unless the Participant has executed a release of claims against the Company and its affiliates in the form prescribed by the Company within the twenty-one (21) day period following the Date of Termination, and such release becomes irrevocable in accordance with its terms no later than the twenty-eighth (28th) day following the Date of Termination.
(c)RSUs that are not fully vested upon the Participant’s Date of Termination other than to the extent specified in Section 3(b) shall not become vested and shall be forfeited without any payment therefor as of the Participant’s Date of Termination.
4.Settlement of RSUs. Subject to the terms of this Agreement, the Company shall deliver to the Participant one share of Stock for each RSU that has become vested:
(a) under Section 3(a), as soon as practicable (and within sixty (60) days) after the respective scheduled Vesting Date applicable to such Installment, but in no event later than the expiration of the short-term deferral period after which such RSUs cease to be subject to a substantial risk of forfeiture.
(b)under Section 3(b)(i), 3(b)(iii)(a), or 3(b)(iii)(c), as soon as practicable (and within sixty (60) days) after the Date of Termination, but in no event later than the expiration of the short-term deferral period after which such RSUs cease to be subject to a substantial risk of forfeiture.

(c)under Section 3(b)(ii), as soon as practicable (and within sixty (60) days) after the Change in Control, but in no event later than the expiration of the short-term deferral period after which such RSUs cease to be subject to a substantial risk of forfeiture.
(d)under Section 3(b)(iii)(b), no later than the expiration of the short-term deferral period after which such RSUs cease to be subject to a substantial risk of forfeiture.
Notwithstanding any other provision of this Agreement, no RSUs shall be settled or be payable, and all RSUs shall be forfeited without any payment therefor (even if the RSUs previously became vested and payable), at the time the Participant is notified of the Participant’s dismissal from the Company for Good Cause.
5.Withholding. To the extent necessary, the Participant must satisfy all mandatory withholding taxes (foreign, federal, state, and local) imposed in connection with the RSUs. The Participant hereby authorizes the Company or a Subsidiary or their respective agents to satisfy such withholding liabilities, in their discretion and subject to applicable law: (i) by requiring the Participant to pay to the Company the full amount of the withholding obligation in cash; (ii) subject to Section 409A of the Code, by withholding from the Participant’s wages or other cash compensation; (iii) by requiring the Participant to tender shares of Stock which are owned by the Participant prior to the date of settlement having a fair market value equal to the withholding obligation; (iv) by withholding Shares under this award to satisfy the required withholding liability; (v) by any other method determined by the Company and permitted by applicable law or (vi) by any combination of the above. Notwithstanding the foregoing, if the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, withholding liabilities will be satisfied through the withholding of Shares, unless otherwise determined solely by the Talent and Compensation Committee of the Board.
6.Transferability.
(a)Except as otherwise provided in this Section 6, the RSUs are not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be settled only in favor of the Participant.
(b)Notwithstanding the foregoing, the Participant, with the approval of the Committee, may transfer the RSUs for no consideration to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the RSUs prior to such transfer.
(c)The foregoing right to transfer the RSUs shall apply to the right to consent to amendments to this Agreement and, in the discretion of the Committee, shall also apply to the right to transfer ancillary rights associated with the RSUs.
7.Heirs and Successors.
(a)This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(b)If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.
(c)If a deceased Participant has failed to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits distributable to the Participant shall be distributed to the legal representative of the estate of the Participant.
(d)If a deceased Participant has designated a beneficiary but the Designated Beneficiary dies before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
8.Forfeiture. Notwithstanding the foregoing, if, following the Date of Termination, Participant violates any of Participant’s post-termination obligations to the Company or any Subsidiary, including, without limitation, any obligation not to compete with the Company or any Subsidiary (regardless of whether such obligation is enforceable under applicable law), not to solicit employees or customers of the Company or any Subsidiary, to maintain the confidentiality on information belonging to the Company or any Subsidiary, or not to disparage the Company or any Subsidiary or any of their affiliates, immediately upon demand by the Company the Participant shall return to the Company any shares of Stock delivered pursuant to this Agreement to the extent received by the Participant on or after one year prior to Date of Termination (or, if the Participant previously disposed of such shares, the fair market value of such shares as of the date of disposition) (for the avoidance of doubt, nothing herein shall limit Participant’s ability to report violations of law to the Securities & Exchange Commission or other governmental authority or to respond to inquiries from a governmental authority). Notwithstanding anything to the contrary herein, if applying any provision in the preceding sentence to the Participant would violate the laws of the jurisdiction in which the Participant resides or provides services, then the provision in the preceding sentence that violates such laws will have no effect with respect to the Participant.
9.Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
10.Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.
11.Not an Employment Contract. The RSUs will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.
12.Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by electronic transmission or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
13.No Rights as Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares of Stock subject to the RSUs, unless and until the RSUs vest and are settled by the issuance of shares of Stock. Upon and following the settlement of the RSUs, the Participant shall be the record owner of the shares of Stock underlying the RSUs after issuance of the shares of Stock, unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights) after such time.
14.No Dividends or Dividend Equivalents. The RSUs do not entitle the Participant to receive any dividends or dividend equivalents with respect to any dividends that may be declared and paid on the shares of Stock subject to the RSUs prior to the vesting and settlement of the RSUs.
15.Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.
16.Section 409A. Notwithstanding any other provision of this Agreement, it is intended that payments hereunder be exempt from or Section 409A of the Code, and all provisions hereof will be construed consistent with that intent. For purposes of this Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. A Participant shall not be considered to have a “Date of Termination” or to have otherwise terminated employment or service with the Company or a Subsidiary for purposes of any payments under this Agreement which are subject to Section 409A of the Code unless and until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. For purposes of this Agreement, a “separation from service” within the meaning of Section 409A of the Code will occur where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services the Participant would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the immediately preceding thirty-six (36)-month period. To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code,  amounts that would otherwise be payable pursuant to this Agreement during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, the Participant’s date of death). If any amount hereunder is nonqualified deferred compensation subject to Section 409A of the Code, then the Company may unilaterally accelerate payment hereunder in connection with a termination of this arrangement conducted in a manner intended to satisfy the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix). If settlement of any RSU that is deferred compensation subject to Section 409A of the Code is conditioned on the effectiveness of a release of claims and the period the Participant is afforded to consider that release spans two calendar years, settlement will occur in the second calendar year. To the extent provided in Prop. Treas. Reg. § 1.409A-1(b)(4)(ii), Treas. Reg. § 1.409A-2(b)(7)(ii) or any successor provision, the Company may delay settlement of the RSUs if it reasonably determines that such settlement would violate federal securities laws or any other applicable law. Notwithstanding the preceding, neither the Company nor any Subsidiary shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments hereunder are subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Section 409A of the Code.

17.Company Policies. The Participant agrees, in consideration for the grant of this award of RSUs, to be subject to any compensation, clawback, recoupment or similar policies of the Company or its affiliates covering the Participant that may be in effect from time to time, whether adopted before or after the Grant Date (including, but not limited to, the AGCO Corporation Policy for the Recovery of Erroneously Awarded Compensation), and (ii) to such other clawbacks as may be required by applicable law, regulation or exchange listing standard ((i) and (ii) together, the “Clawback Provisions”). The Participant understands that the Clawback Provisions are not limited in their application to this award, or to equity or cash received in connection with this award. In addition, in consideration for the grant of this award, the Participant agrees to be subject to any policies of the Company and its affiliates regarding securities trading, and hedging or pledging of securities that may be in effect from time to time, or as may otherwise be required by applicable law, regulation or exchange listing standard.
18.Electronic Delivery of Documents. The Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf as of the Grant Date.

AGCO CORPORATION
By:
Its: